EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For More Information Contact:
William Warren (703) 480-5687
Warren.william@orbimage.com
ORBIMAGE ANNOUNCES AGREEMENT TO PURCHASE ASSETS OF SPACE IMAGING
Dulles, VA, — September 16, 2005 — ORBIMAGE Holdings Inc. (OTCBB: ORBM) announced today that it had entered into a definitive agreement to acquire the assets of Space Imaging LLC. Under the asset purchase agreement, ORBIMAGE will acquire substantially all of the assets of Space Imaging. The total consideration for the transaction is approximately $58.5 million less amounts which will be paid by Space Imaging on its existing debt prior to closing as well as certain other adjustments.
The transaction is subject to government regulatory approvals and other customary closing conditions. ORBIMAGE is optimistic that such conditions will be satisfied in time for the closing to occur on or prior to December 31, 2005.
Denver, Colorado-based Space Imaging is a leading supplier of visual information products and services derived from space imagery. Space Imaging launched the world’s first one-meter resolution, commercial Earth imaging satellite, IKONOS(tm), on Sept. 24, 1999. It is a privately held company with resellers and over a dozen international affiliates and ground stations around the world and provides satellite imagery and imagery products to a wide variety of governmental and commercial customers both in the U.S and internationally.
“Combining Space Imaging and ORBIMAGE is good for each of the companies and for all of our customers — both in the US and around the world,” said Matthew O’Connell, ORBIMAGE president and chief executive officer. “Space Imaging’s network of domestic and international customers and its terrific employees made this transaction very attractive. The combination will allow us to provide more cost effective, complementary and robust solutions to customers of both companies. Our combined resources will enhance the ability of our customers, such as the National Geospatial-Intelligence Agency, to deliver to their users high quality commercial satellite imagery and focus on their important mission, whether related to national security or disaster relief,” O’Connell added. “Moreover, the combination will position us well to provide continuity of service to our customers in the U.S. and overseas both in the near term and as we consider emerging requirements with future generations of satellites.”
“We are extremely proud of our track record of growth and dedicated service to our customers, including the U.S. Government,” said Space Imaging chief executive officer Robert Dalal, “The combination of Space Imaging and ORBIMAGE will expand and grow the business. This match is a winner for all of our customers and employees.”

Houlihan Lokey Howard & Zukin acted as financial advisor to ORBIMAGE on the transaction.
About Space Imaging
Space Imaging is a premier provider of satellite imagery enabling businesses, governments and individuals to better map, measure, monitor and manage the world in which we live. Based near Denver, Colo., Space Imaging transformed the Earth information market when in 1999 it launched IKONOS, the world’s first commercial high-resolution imaging satellite. The company supplies high quality, accurate, visual information about the planet’s changing natural and cultural features. Space Imaging’s customer-centric business lines include imagery from satellites, geospatial solutions for the defense and intelligence community, and direct access to its satellites for corporations and governments. It is a privately held company with resellers and over a dozen international affiliates and ground stations around the world. Space Imaging is a member of the U.S. Geospatial Intelligence Foundation. For more information please visit www.spaceimaging.com.
About ORBIMAGE
ORBIMAGE is a leading global provider of earth imagery products and services, with digital remote sensing satellites and an integrated worldwide image receiving, processing and distribution network. In addition to the high-resolution OrbView-3 satellite, which is capable of measuring, mapping and monitoring objects smaller than automobiles and spectrally differentiating thousands of land use/land cover types, ORBIMAGE also operates the OrbView-2 ocean and land multispectral imaging satellite and the SeaStar Fisheries Information Service, which provides maps derived from essential oceanographic information to aid in commercial fishing. ORBIMAGE also produces value-added imagery products and provides advanced photogrammetric engineering services at its St. Louis facility. The company distributes its products directly to the U.S. government for national security and related mapping applications. Commercial sales are primarily handled through a worldwide network of value-added resellers, regional distributors, sales agents, and select strategic partners. Over 10 million square kilometers of imagery has been collected since the launch of OrbView-3 in June 2003, which includes imagery of most of the world’s capital cities, airports, and other areas of interest. The company is currently building a next-generation satellite, OrbView-5, to support the National Geospatial-Intelligence Agency’s NextView image acquisition program. When OrbView-5 is launched in 2007, this next-generation commercial imaging satellite will acquire up to 700,000 square kilometers of imagery each day at the unprecedented resolution of 0.41-meters. ORBIMAGE is a member of the U.S. Geospatial Intelligence Foundation.
For more information about ORBIMAGE, please see our web site at www.orbimage.com
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